Exhibit 5.1
June 29, 2021

Mer Telemanagement Solutions Ltd.
14 Hatidhar Street, P.O. Box 2112
Ra’anana 4366516, Israel

Ladies and Gentlemen:

We refer to the registration statement on Form F-3 to be filed on or about the date hereof by Mer Telemanagement Solutions Ltd., an Israeli company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to the offering by the selling shareholders of up to 14,719,708 ordinary shares, nominal value NIS 0.03 per share, of the Company (the “Ordinary Shares”), as follows: (i) 4,126,363 Ordinary Shares (the “Shares”) issuable to certain selling shareholders identified in the Registration Statement upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated April 15, 2021 (the “Merger Agreement”), among the Company, SharpLink, Inc., a Minnesota corporation (“SharpLink”), and New SL Acquisition Corp., a Delaware corporation, and in exchange for shares of outstanding common stock of SharpLink in accordance with the terms of the Merger Agreement; (ii) 9,411,628 Ordinary Shares (the “Conversion Shares”) issuable to a selling shareholder upon the conversion of 2,025,898 of the Company’s Preferred A-1 Shares (as defined in the Registration Statement) and 7,385,730 of the Company’s Preferred B Shares (as defined in the Registration Statement) to be issued in exchange for outstanding shares of preferred stock of SharpLink in accordance with the terms of the Merger Agreement; (iii) up to 1,181,717 Ordinary Shares (the “PIK Dividend Conversion Shares”) that may be issued upon the conversion of the Company’s Preferred A-1 Shares to be issued to the holders of the Company’s Preferred B Shares as dividends payable in kind on the Preferred B Shares through the second anniversary of the effective time of the Transaction.

As Israeli counsel to the Company in connection with the preparation and filing of the Registration Statement, we have examined such corporate records and documents and such questions of Israeli law as we have considered necessary or appropriate for the purpose of this opinion, and we have assumed the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Upon the basis of such examination, we are of the opinion that:

(1)
With respect to the Shares, assuming the consummation of the transactions contemplated by the Merger Agreement and the due execution, authentication, issuance and delivery of the Shares in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued and fully paid and non-assessable.

(2)
With respect to the Conversion Shares, assuming (a) the consummation of the transactions contemplated by the Merger Agreement and the due execution, authentication, issuance and delivery of the Preferred A-1 Shares and Preferred B Shares in accordance with the terms and conditions of the Merger Agreement, and (b) the conversion of the Preferred A-1 Shares and Preferred B Shares in accordance with their respective terms, such Conversion Shares will be validly issued and fully paid and non-assessable.

(3)
With respect to the PIK Dividend Conversion Shares, assuming (a) the consummation of the transactions contemplated by the Merger Agreement and the due execution, authentication, issuance and delivery of the Preferred B Shares in accordance with the terms and conditions of the Merger Agreement, (b) the due execution, authentication, issuance and delivery of the Preferred A-1 Shares as dividends payable in kind on the Preferred B Shares in accordance with the terms and conditions of the amended and restated articles of association of the Company that will become effective upon consummation of the transactions contemplated by the Merger Agreement, and (c) the conversion of the Preferred A-1 Shares in accordance with their respective terms, such PIK Dividend Conversion Shares will be validly issued and fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, our opinion is restricted to questions arising solely under Israeli Law and will be governed by Israeli courts and jurisdiction and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Ephraim Abramson & Co. Ephraim Abramson & Co.